Exhibit 10.1

December 13, 2023

Via Email and UPS Overnight

Paul M. Daily

RE:	Employee Transition and Separation

Dear Paul,

In light of your forthcoming retirement from Centuri Group, Inc. (the “Company”) and any of its subsidiaries or affiliates, this letter agreement (the “Agreement”) outlines the terms and conditions of your employment as President and Chief Executive Officer (“CEO”) of the Company during the period beginning on the date both you and the Company have executed this Agreement (the “Effective Date”) and ending on the date your employment terminates for any reason (the “Separation Date” and such period between the Effective Date and Separation Date, the “Transition Period”). You, the Company, and the Company’s ultimate parent, Southwest Gas Holdings, Inc. (“SWX”) intend for the Separation Date to occur on the date on which you have effectively transitioned your responsibilities to the Company’s new CEO, as determined by the Chief Executive Officer of SWX (the “SWX CEO”), which you, the Company and SWX intend to occur by or before June 30, 2024. In the event the Separation Date occurs after December 31, 2024, you, the Company and SWX will discuss whether to amend the terms of this Agreement. During the Transition Period, your employment with the Company will remain at-will and, accordingly, may be terminated at any time by you or the Company for any reason. Capitalized terms used in this Agreement that are not defined shall have the same definition as used in your Employment Agreement (defined below).

We would appreciate you signing this Agreement and returning it to us no later than December 15, 2023.

1. Separation. On or after the Separation Date, the Company will provide you with your final paycheck, which will include your final wages through the Separation Date, as well as payment of any prior year annual bonus that was earned, but not yet paid as of the Separation Date, less applicable taxes and withholdings, in accordance with applicable law and will reimburse any eligible unreimbursed business expenses you incurred in accordance with the Company’s expense reimbursement policy. After the Separation Date, unless otherwise authorized by the SWX CEO in writing, you agree: (i) to resign from all positions you hold with the Company and the Company’s parents, subsidiaries, and affiliates (the “Company Group”), including (without limitation) any positions on Company Group boards; (ii) not to represent yourself as continuing to be an employee, officer, attorney, agent, or representative of any member of the Company Group for any purpose; and (iii) not to do anything to bind or attempt to bind or represent or attempt to represent any member of the Company Group. After the Separation Date, except as expressly provided in this Agreement, you will not be entitled to any further compensation, monies, or other benefits from Company or any other member of the Company Group, including continued coverage or accrual of benefits under any benefits plans or programs sponsored by Company (but, for clarity, excluding any then-vested and accrued benefits provided pursuant to the terms of the Company’s qualified defined contribution retirement plan and non-qualified deferred compensation plan and the Company’s and SWX’s incentive plans and your awards thereunder, and your right to elect continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or a similar applicable state law). The employment agreement between the Company and you that was entered into on April 18, 2016 (the “Employment Agreement”) shall remain in effect during the Transition Period, subject to all terms and conditions thereof, as amended by this Agreement; provided, however, that, notwithstanding anything to the contrary in the Employment Agreement: (a) you acknowledge and agree that you will not be entitled to any severance payments, benefits or entitlements under the Employment Agreement, including, but not limited to, under Sections III.G-H of the Employment Agreement; and (b) the definitions of “Cause” and “Good Reason” for purposes of this Agreement and the Employment Agreement are amended as stated in Section 4 below.

2. Transition Period. During the Transition Period, you shall: (i) continue to abide by all of the Company’s general policies and procedures in effect from time to time; (ii) perform your job duties in good faith to the best of your abilities; and (iii) assist the Company in transitioning your duties to the Company’s new CEO and provide other transitional assistance to the Company as reasonably requested by the Company or the SWX CEO. Your employment with the Company remains at-will during the Transition Period. During the Transition Period, and in consideration for entering this Agreement, you will continue to receive (a) your regular salary at the annual rate of $810,000 and automobile allowance at the annual rate of $31,200, payable in accordance with the Company’s normal payroll practices and remain eligible for the Company’s standard benefits, subject to the terms and conditions of the plans; and (b) your target short-term incentive plan opportunity and target long-term incentive plan opportunity will remain at 110% and 225% of your annual salary, respectively. For clarity, consistent with past practice, the terms and conditions of any future annual and long-term incentive awards will be determined in the discretion of the Company and the board of directors of SWX or the SWX Compensation Committee. Notwithstanding anything in this Agreement or the short-term incentive plan to the contrary, if your Separation Date is on or after December 31, 2024, your bonus payable under the short-term incentive plan with respect to performance year 2024 shall at least be equal to your target annual incentive opportunity ($891,000).

3. Consideration for Transition Period. Provided that: (i) either (x) you remain employed by the Company through the date that you have successfully transitioned your duties and responsibilities to the Company’s new CEO as determined by the SWX CEO at which time your employment shall terminate (the “Transition Date”) pursuant to a notice of termination to be provided to you by the SWX CEO no later than two (2) weeks prior to the Transition Date; or (y) your employment terminates before the Transition Date occurs and the termination constitutes a Qualifying Termination (as defined below), (ii) you execute and comply with this Agreement; (iii) you execute, do not revoke, and comply with the Release, attached hereto as Exhibit A, within the time period required in the Release, to occur within sixty (60) calendar days following the Separation Date; and (iv) you remain at all times in compliance with all promises and obligations herein, the Company agrees to provide you with the following separation benefits (collectively, the “Separation Benefits”):

(a) Benefit Continuation. Following the Separation Date, if you timely elect under COBRA for you and your covered dependents to continue coverage under the Company’s group health plans (medical, dental and vision), you will be entitled to continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) that covers you (and your eligible dependents) until the earliest of: (i) July 1, 2025; (ii) the date you become eligible for health insurance coverage from a new employer or self-employment; or (iii) the date you are no longer eligible to continue coverage under COBRA (such period from the Separation Date through the earliest of (i) through (iii), the “COBRA Payment Period”); provided, that the Company may modify the continuation coverage contemplated by this Section 3(a) to the extent reasonably necessary to avoid noncompliance with section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), in which case the Company will reimburse you for premium costs not covered by the Company that would otherwise be paid by it as well as taxes payable on any portion of such payments or reimbursement that is treated as nondeductible taxable income to you so that the economic benefit is the same to you as if such payment or benefits were provided on a nontaxable basis. In all cases, if you become eligible for coverage under another employer’s group health plan (or through self-employment) or otherwise cease to be eligible for COBRA during the COBRA Payment Period, you must immediately notify the Company of such event. For clarity, the foregoing benefits shall be provided concurrently with any health care benefit required under COBRA.

(b) Retention Bonus. The Company will provide you with a retention bonus of $2,200,000, payable in a lump sum within sixty (60) calendar days after the Separation Date.

(c) Pro-Rata Short-Term Incentive Plan Award. Within sixty (60) calendar days after the Separation Date, the Company will provide you with a pro-rata short-term incentive plan award for the year in which the Separation Date occurs, equal to your target annual incentive opportunity ($891,000) multiplied by a fraction, the numerator of which is the number of full months you were employed by the Company during the applicable year prior to and including the Separation Date and the denominator of which is 12.

(d) Long-Term Incentive Plan Awards. Your termination will constitute a “Retirement” for purposes of your then-outstanding long-term incentive plan awards, including the 2024 long-term incentive plan award with a target opportunity of $1,822,500 (if the termination occurs at or after January 1, 2024), resulting in pro-rata vesting of such awards, based on a vesting start date of January 1, 2024, in accordance with the terms and conditions of the applicable award agreements and plans.

You understand, acknowledge, and agree that the Separation Benefits exceed what you are otherwise entitled to receive upon separation from employment, and that these benefits are being given in exchange for executing this Agreement and the Release (Exhibit A). You further acknowledge no entitlement to any additional payment or consideration not specifically referenced in this Agreement, and you agree you are not entitled to any of the severance benefits included in Sections III.G-H of the Employment Agreement. For purposes of this Agreement, a “Qualifying Termination” means a termination of your employment: (i) by Company without Cause; (ii) by Company due to your Disability; (c) by you for Good Reason within the twenty-four (24) month period after a Change in Control; (d) due to your death; or (e) by you, with or without Good Reason, in calendar year 2025, by you providing the Company notice of termination in calendar year 2025 statin the Separation Date, provided that an event constituting Cause does not then exist. For this purpose, the terms Disability and Change in Control will have the same meanings as those terms are defined in the Employment Agreement. For clarity, you and the Company agree that if your employment terminates on the Transition Date pursuant to Section 3(i)(x) above, the Company not need to comply with any notice procedures in your Employment Agreement, including in Section II.C. You and the Company further agree that if your employment with the Company terminates before the Transition Date occurs and the termination does not constitute a Qualifying Termination, you will not be eligible for the Separation Benefits.

4. Definitions. For purposes of this Agreement and the Employment Agreement,

(a) The references to “five (5) business days” in subsections (a), (c), and (f) of the Cause definition in the Employment Agreement shall be replaced with “thirty (30) business days”. Unless otherwise specified herein, all other terms and conditions of the “Cause” definition in the Employment Agreement will remain unchanged and remain in full force and effect.

(b) “Good Reason” shall mean:

(i) the assignment to you of any duties inconsistent with your position (including offices, titles and reporting requirements), authority, duties, or responsibilities, or that are illegal, other than a reduction or change to your authority, duties, titles or responsibilities as contemplated in this Agreement and in relation to the transition and your eventual retirement as contemplated hereby;

(ii) any material breach of this Agreement or the Employment Agreement by the Company; or

(iii) in the event of a pending Change in Control, Company and you have not received written notice at least five (5) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of the Company Group’s business and/or assets that such successor is willing as of the closing to assume and agree to perform Company’s obligations under this Agreement and the Employment Agreement in the same manner and to the same extent that Company is hereby required to perform.

You must provide written notice to Company of the existence of the condition(s) described in clauses (i) through (iii) above within ninety (90) days of the initial existence of the condition(s). Company shall have thirty (30) days after such notice is given to remedy the condition(s), and such occurrence shall not be deemed to constitute Good Reason if such event or circumstance has been fully corrected by Company within the 30-day cure period and you have been reasonably compensated for monetary losses or damages resulting therefrom.

For avoidance of doubt, nothing in this Agreement, and no changes to your duties, responsibilities, and reporting requirements, including any changes to your duties, responsibilities, offices, titles, and reporting requirements as contemplated by this Agreement, or your receipt of a Renewal Termination Notice, shall constitute “Good Reason.”

5. Continuing Obligations; Confidential Information. You reaffirm and agree to observe and abide by all obligations to preserve and not disclose proprietary, confidential, and trade secret information of Company, including but not limited to, the nondisclosure terms and conditions of your Employment Agreement and to comply with the non-competition, non-solicitation, and non-disparagement restrictions in your Employment Agreement, including those in Sections V.B.5 and V.B.6. You acknowledge and agree that the Company’s obligations to provide the Separation Benefits are condition on your continued compliance with the aforementioned provisions of the Employment Agreement and this Section 5. However, you acknowledge that nothing in this Agreement or your Employment Agreement prohibits you from voluntarily providing proprietary, confidential or trade secret information of the Company to the Securities and Exchange Commission in furtherance of communication regarding a possible securities law violation. You hereby acknowledge receipt of the following notice pursuant to 18 U.S.C. § 1833(b)(1) (Defend Trade Secrets Act):

An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

6. Return of Property. You warrant and represent that, within fourteen (14) days after the Separation Date, you will return all Company and SWX property, including, without limitation, identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Company property in your possession; provided, however, that you and the Company agree that (a) you shall be entitled to retain copies of the electronic files as are mutually agreed by you and Jason S. Wilcock, the Company’s Executive Vice President, Chief Legal & Administrative Officer, within seven (7) days following the Separation Date, which shall be listed on Schedule 1 to the Release and (b) you will be eligible to retain the Company computer, phone and iPad in your possession and ownership thereof shall be transferred to you within seven (7) days following the Separation Date, provided that such devices are made available to the Company to remove all Company information except your personal information as agreed upon by you and the Company in the preceding subpart (a). Receipt of the Separation Benefits described in Section 3 of this Agreement is expressly conditioned upon your compliance with this Section 6.

7. Cooperation. Following the Separation Date, you agree to make yourself reasonably available to, and to reasonably cooperate with the Company and/or SWX in, any internal investigation or administrative, regulatory, or judicial inquiry, investigation, proceeding or arbitration. You understand and agree that your cooperation includes, but is not limited to, making yourself reasonably available to the Company and/or SWX upon reasonable notice for interviews and factual investigations; appearing at the Company’s and/or SWX’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company and/or SWX pertinent information; and turning over all relevant documents which are or may come into your possession. The term “cooperation” does not mean that you must provide information that is favorable to the Company; it means only that you will provide truthful information within your knowledge and possession upon request of the Company and/or SWX. You understand that, if the Company and/or SWX asks for your cooperation in accordance with this provision, or you are required to participate in an administrative or legal proceeding or arbitration related to matters within the scope of your employment at the Company, the Company will reimburse you for reasonable travel expenses you incur in such cooperation, provided that you submit to the Company appropriate documentation of such expenses within thirty (30) calendar days after such expenses are incurred (provided that such proceeding was not initiated by you and does not otherwise concern any claims by you against the Company or any Released Parties (as defined in the Release)). The Company shall compensate you for cooperation required as part of this Section for up to fifty (50) hours per year at an hourly rate of $525.00, except that the Company shall not compensate you for time spent testifying in a deposition, court, arbitration hearing or other proceedings. The Company shall cooperate with you on the timing and location of your cooperation and use its good faith efforts to limit any interference with your other commitments.

8. Legal Fees. Provided that you execute, do not revoke, and comply with this Agreement and the Release, the Company shall pay or reimburse your reasonable legal fees incurred in connection with the negotiation and drafting of this Agreement, up to a maximum of $15,000. Such legal fees shall be paid by the Company within thirty (30) days following the receipt by Mr. Wilcock of an invoice from your legal counsel; provided that you agree to repay any attorney fees the Company paid on your behalf under this Section if you fail to comply with this Agreement, including (without limitation) you fail to execute or you revoke the Release.

9. Indemnification. During your employment and service as a director or officer (or both), and at all times thereafter during which you may be subject to liability, you shall be entitled to indemnification as set forth in SWX’s and the Company’s governance documents. You shall be entitled to the protection of the insurance policies that the Company and/or SWX maintain for the benefit of their directors and officers to the extent currently in effect as of the date of this

Agreement. The Company agrees to continue such coverage under SWX’s directors and officers insurance, and that you will remain subject to such insurance while potential liability exists, in accordance with SWX’s standard practice with respect to former officers and directors. Notwithstanding anything to the contrary herein, your rights under this Section 9 shall survive the termination of your employment for any reason and the expiration of this Agreement for any reason.

10. Taxes and Section 409A. All payments and benefits contemplated by this Agreement shall be subject to withholding for all applicable taxes and other applicable deductions required by applicable law. The payments to be made under this Agreement are intended to be exempt from or compliant with Section 409A of the Code and the provisions of this Agreement will be administered, interpreted and construed accordingly. Specifically, the Separation Benefits under Section 3 hereof are intended to be exempt from Section 409A of the Code by compliance with the short-term deferral exemption as specified in 26 C.F.R. Section 1.409A-1(b)(4) and/or the separation pay exemption as specified in 26 C.F.R. Section 1.409A-1(b)(9) or are intended to comply with Section 409A of the Code. Notwithstanding the foregoing, neither the Company nor any other member of the Company Group makes any representation or warranty regarding the exemption from or compliance with Section 409A of the Code, and neither the Company nor any other member of the Company Group shall have any liability to you or any other person if any provisions of this Agreement or any other plan or agreement are determined to constitute deferred compensation subject to Section 409A of the Code and do not satisfy an exemption from, or the conditions of, Section 409A of the Code. For all purposes of this Agreement, you shall be considered to have terminated employment (and the Separation Date to have occurred) only if and when you incur a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code. If the Company determines that the Separation Benefits due under this Agreement on account of termination of your employment constitute “deferred compensation” subject to Section 409A of the Code, and that you are a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and 26 C.F.R. Section 1.409A-1(i), then, to the extent required to avoid incurring taxes under Section 409A of the Code, such amounts shall commence on the first payroll date of the seventh month following the month in which your termination occurs. If necessary to comply with Section 409A of the Code, if the sixty (60) calendar day period referenced in Section 3 spans two calendar years, any payment payable to you within such period pursuant to Section 3 will be made in the second calendar year. All reimbursements and in-kind benefits provided for under this Agreement or otherwise shall be made or provided in accordance with the requirements of Section 409A of the Code and the regulations to the extent that such reimbursements or in-kind benefits are not excepted from Section 409A of the Code, including where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in the Agreement); (ii) the amount of expenses eligible for reimbursement during the calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

11. Governing Law, Jurisdiction, and Venue. This Agreement and all matters arising out of or relating to this Agreement, for all purposes, shall be governed by and construed in accordance with the laws of the State of Nevada without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce these claims of this Agreement shall be brought only in any state or federal court located in Clark County, Nevada. The parties irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue. In the event action is brought to enforce the provisions of this Agreement, the non-prevailing parties (as determined by a court of competent jurisdiction in a final, non-appealable order) shall be required to reimburse the prevailing party for its reasonable attorneys’ fees and expenses incurred in connection with such action.

12. Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Company, SWX, and you relating to your employment and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter; provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters your confidentiality, non-competition, non-solicitation, and non-disparagement obligations and any other similar restrictive covenants you have with Company or its parents, subsidiaries, or affiliates including (without limitation) your restriction in Sections V.B.5 and V.B.6 of the Employment Agreement. The parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

13. Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by you and by an authorized officer of Company and SWX, as approved by the SWX CEO. No waiver by any party of any breach by any other party of any condition or provision of this Agreement to be performed by any other party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by any party in exercising any right, power, or privilege under this Agreement operate as a waiver to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

14. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding on the parties with any such modification to become a part of and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement instead of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems necessary to carry out the intent and agreement of the parties as embodied in this Agreement to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding on and enforceable against each of them.

15. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

16. Counterparts. The parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement, by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

17. No Admission of Liability. Nothing in this Agreement shall be construed as an admission by Company or SWX of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation. The Company and SWX specifically disclaim and deny any wrongdoing or liability to you.

18. Acknowledgment of Full Understanding. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE FULLY READ, UNDERSTAND, AND VOLUNTARILY ENTER INTO THIS AGREEMENT. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT. YOU FURTHER ACKNOWLEDGE THAT YOUR SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY, SWX, AND THE RELEASED PARTIES FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

We look forward to your response. Should you have any questions in the meantime, please feel free to contact me.

Sincerely,

Catherine Berry

Senior Vice President, Head of Human Resources

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

SOUTHWEST GAS HOLDINGS, INC.		CENTURI GROUP, INC.

By:	/s/ Karen S. Haller	By:	/s/ Jason S. Wilcock
Name: Karen S. Haller		Name: Jason S. Wilcock
Title: President and Chief Executive Officer		Title: Executive Vice President, Chief Legal and Administrative Officer

Date: December 13, 2023		Date: December 13, 2023

PAUL M. DAILY

Signature:	/s/ Paul M. Daily
Print Name: Paul M. Daily

Date: December 13, 2023

EXHIBIT A

RELEASE

By his signature below, Paul M. Daily (“You”) hereby release and forever discharge as of the date hereof Centuri Group, Inc. (the “Company”), Southwest Gas Holdings, Inc. (“SWX”) and the Released Parties (as defined below). Capitalized undefined terms used in this Release shall have the meaning ascribed to them in the Employee Transition and Separation letter between you and the Company (the “Agreement”). The Released Parties are intended to be third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. You agree as follows:

1. Consideration for Transition Payments. You understand that the payments or benefits to be paid or granted to you under the Agreement represent, in part, consideration for signing this Release, and are not salary, wages or benefits to which you were already entitled. You understand and agree that you will not be eligible to receive any payments specified in Section 3 of the Agreement unless you (a) execute this Release within 21 days of the Separation Date, (b) do not revoke this Release (as described in Section 5 herein), and (c) comply with the other requirements in Section 3 of the Agreement required to be eligible for the Separation Benefits.

2. Release. In exchange for the consideration provided in the Agreement, you and your heirs, executors, representatives, administrators, agents, and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Company and SWX, including the Company’s and SWX’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and all of their respective officers, directors, employees, and shareholders (collectively, the “Released Parties”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively, “Claims”), that the Releasors may have or has ever had against the Released Parties, or any of them, arising out of, or in any way related to your hire, benefits, employment, termination, or separation from employment with Company by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of your execution of the Agreement and this Release, including but not limited to:

(a) any and all Claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act (regarding existing but not prospective claims), the Equal Pay Act, Employee Retirement Income Security Act (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act, the Fair Credit Reporting Act, the National Labor Relations Act, the Arizona wage laws, the Arizona Employment Protection Act, the Arizona Civil Rights Act, the Arizona criminal code, Arizona equal pay laws, the Arizona Occupational Safety and Health Act, the Arizona right-to-work laws, the Arizona employee drug testing laws, and the Arizona Medical Marijuana Act, all as amended and including all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released;

Ex. A – 1

(b) any and all Claims arising under tort, contract, and quasi-contract law, including but not limited to any Claims related to or arising out of your offer letter, Claims of breach of an express or implied contract (including without limitation claims under the Employment Agreement), wrongful or retaliatory discharge, fraud, defamation, negligent or international infliction of emotional distress, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, false imprisonment, nonphysical injury, personal injury or sickness, or any other harm;

(c) any and all Claims for compensation of any type whatsoever, including but not limited to Claims for salary, wages, bonuses, commissions, incentive compensation, vacation, sick pay, and severance that may be legally waived and released;

(d) any and all Claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties; and

Notwithstanding the foregoing, other than events expressly contemplated by the Agreement, you do not waive or release rights or Claims (i) that may arise from events that occur after the date the Agreement and Release are executed; (ii) to any vested benefits or awards under the Company or SWX’s benefit and incentive plans; (iii) which you may have solely as a stockholder of the Released Parties; and (iv) to any rights under the Agreement or Release. Also excluded from the Release are any Claims related to any indemnification rights you may have under the Company’s bylaws or other agreements or any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation or unemployment laws.

3. Protected Rights. Nothing in the Agreement or this Release shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, or any other federal government agency, or similar state or local agency (“Government Agencies”). You further understand that the Agreement and this Release do not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While the Agreement and this Release do not limit your right to seek or receive a monetary award for information provided to the Government Agencies, you understand and agree that you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing the Agreement and this Release. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or

Ex. A – 2

to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Releasors is a party. The Agreement and this Release do not abrogate your existing rights under any Company benefit plan, but the Release does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement. Nothing in the Agreement, this Release, or the applicable provisions in your Employment Agreement, restricts or impedes you from: (i) exercising protected rights, including rights under the National Labor Relations Act (“NLRA”) or the federal securities or whistleblower laws, including the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or authorized Government Agencies, provided that such compliance does not exceed that required by the law, regulation, or order; (ii) disclosing the underlying facts and circumstances of any claim of sexual assault or sexual harassment; (iii) initiating, testifying, assisting, complying with a subpoena from, providing documents or information that would otherwise be proprietary and confidential information to, or participating in any manner with an investigation conducted by the appropriate local, state, or federal agency; or (iv) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which you are entitled.

4. Knowing and Voluntary Acknowledgment. You further acknowledge and agree that, as of the date this Release becomes effective, you have been paid for all time worked (except for any accrued, unpaid wages), have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company regarding your pay, benefits, and other terms and conditions of employment through the date this Release becomes effective were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You represent and warrant that you have not reported any alleged improper conduct or activity about the Company, SWX or their affiliates to the Company and/or SWX and you have no knowledge of any such conduct or activity. You further acknowledge that you have not been retaliated against for reporting any allegations of wrongdoing to the Company, SWX, or their affiliates. You also represent that you have not made any claims or allegations to the Company, SWX, or their affiliates related to sexual harassment, harassment, or sexual abuse, and that none of the payments set forth in the Agreement relate to sexual harassment, harassment, or sexual abuse. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Released Parties; provided that this does not apply to any such Claims or complaints with Government Agencies. You further affirm that you have no known workplace injuries or occupational diseases.

5. Specific Release of ADEA Claims and OWBPA Disclosure. You further acknowledge that you are unconditionally releasing and forever discharging the Released Parties from any and all claims arising under the Age Discrimination in Employment Act (ADEA), as amended. You specifically acknowledge and agree that: (i) you have read the Agreement and the Release in their entirety and understand all of their terms; (ii) by this Release, you have been advised to consult with an attorney prior to executing this Release; (iii) you knowingly, freely, and voluntarily assent to all of this Release’s terms and conditions including, without limitation, the waiver, release, and covenants; (iv) you are signing this Release, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are

Ex. A – 3

otherwise entitled; and (v) you are not waiving or releasing rights or Claims that may arise after you sign this Release. You acknowledge and confirm that you have no fewer than twenty-one (21) days to consider the terms of the Release, although you may sign it sooner if desired and you have seven (7) days from the date of signing this Release to revoke this Release by delivering notice of revocation to Jason S. Wilcock, Executive Vice President, Chief Legal & Administrative Officer at jwilcock@centuri.com before the end of such seven (7)-day period. If you revoke the release in that timeframe, this Release and the Agreement shall be null and void in their entirety and you shall not be eligible for any Separation Benefits. Any change to this Release or the Agreement, whether material or immaterial, does not restart the twenty-one (21) day period. This Release shall not become effective until the eighth (8th) day after you sign, without revoking, this Release.

6. Retained Files. In accordance with Section 6 of the Agreement, the parties agree that you may retain electronic copies of the files listed on Schedule 1 attached hereto and made a part hereof and that such copies are excepted from your obligations to return Company property under Section 6 of the Agreement.

7. Modification. You agree that this Release may not be amended or modified unless the amendment or modification is agreed to in writing and signed by you and by an authorized officer of Company and SWX, as approved by the SWX CEO.

PAUL M. DAILY

Signature:
Print Name:
Date:

Ex. A – 4

SCHEDULE 1

List of Retained Electronic Copies

(to be mutually agreed by Paul M. Daily and Jason S. Wilcock, the Company’s Executive Vice President, Chief Legal & Administrative Officer within seven (7) days of the Separation Date)

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